As filed with the Securities and Exchange Commission on May 24, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________________
INOTIV, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1345024 (I.R.S. Employer Identification No.)
2701 Kent Avenue
West Lafayette, Indiana 47906-1382
(Address of Principal Executive Offices) (Zip Code)

Inotiv, Inc. 2024 Equity Incentive Plan
(Full title of the plan)

Beth A. Taylor
Chief Financial Officer
Inotiv, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906-1382
(765) 463-4527
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Christine G. Long
Griffin D. Foster
Faegre Drinker Biddle & Reath LLP
600 E. 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐	Accelerated filer ☒ Smaller Reporting Company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The shareholders of Inotiv, Inc. (the “Company”) approved the Company’s 2024 Equity Incentive Plan (the “2024 Plan”) on March 14, 2024. As provided in the 2024 Plan, 1,500,000 new common shares, no par value per share, of the Company are available for issuance under the 2024 Plan. The purpose of this registration statement is to register the 1,500,000 shares being registered for the first time pursuant to the 2024 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Company incorporates by reference in this registration statement the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

●	The Company’s Annual Report on Form 10-K for the year ended September 30, 2023, filed with the Commission on December 12, 2023;

●
the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended September 30, 2023 from the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2024 annual meeting of shareholders, filed with the Commission on January 26, 2024;

●
the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2023, filed with the Commission on February 7, 2024, and the Company’s Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2024, filed with the Commission on May 16, 2024;

●
the Company’s Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K or 8-K/A) filed with the Commission on October 19, 2023 and March 19, 2024; and

●
the description of the Company’s common shares set forth in its registration statement on Form 8-A12G filed on November 12, 1997, as updated by any and all amendments and reports filed for the purpose of updating that description.

All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K or any other information that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this registration statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or any accompanying prospectus.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (as amended from time to time, the “IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the conduct was at least not opposed to the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the conduct was lawful or there was no reasonable cause to believe the conduct was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

The Company's second amended and restated articles of incorporation and second amended and restated bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of its directors, officers and employees against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the Company.

The Company maintains directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities, including reimbursement of expenses incurred, arising under the securities laws or otherwise.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Second Amended and Restated Articles of Incorporation of Inotiv, Inc. as amended through November 4, 2021 (incorporated by reference to Exhibit 3.1 to Form 8-K filed November 5, 2021)
4.2	Third Amended and Restated Bylaws of Inotiv, Inc., as amended through November 2, 2022 (incorporated by reference to Exhibit 3.2 to Form 10-K filed January 13, 2023)

4.3	Inotiv, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 10-Q filed May 15, 2024)
5.1*	Opinion of Faegre Drinker Biddle & Reath LLP
23.1*	Consent of Ernst & Young US LLP
23.2*	Consent of Faegre Drinker Biddle & Reath LLP (contained in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (contained in the signature pages to this registration statement)
107*	Filing Fee Table.
__________________
* Filed herewith

Item 9. Undertakings.

(a)    The Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, Indiana, on the 24th day of May, 2024.

INOTIV, INC.
By:	/s/ Beth A. Taylor
Beth A. Taylor
Chief Financial Officer and Senior Vice President-Finance

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Robert Leasure, Jr. and Beth A. Taylor, and each of them, each with full power to act without the other, his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his/her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Robert W. Leasure, Jr.	President, Chief Executive Officer and Director	May 24, 2024
Robert W. Leasure, Jr.	(Principal Executive Officer)
/s/ Beth A. Taylor	Chief Financial Officer and Senior Vice President - Finance	May 24, 2024
Beth A. Taylor	(Principal Financial Officer)
/s/ Brennan Freeman	Vice President of Finance and Corporate Controller	May 24, 2024
Brennan Freeman	(Principal Accounting Officer)
/s/ R. Matthew Neff	Director	May 24, 2024
R. Matthew Neff
/s/ David Landman	Director	May 24, 2024
David Landman

/s/ Terry Coelho	Director	May 24, 2024
Terry Coelho
/s/ Michael J. Harrington	Director	May 24, 2024
Michael J. Harrington
/s/ Nigel Brown	Director	May 24, 2024
Nigel Brown, Ph.D.
/s/ John E. Sagartz	Director	May 24, 2024
John E. Sagartz, DVM, Ph.D., DAVP